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                          NEW ENGLAND BANCSHARES, INC.
                               660 Enfield Street
                                Enfield, CT 06083

FOR IMMEDIATE RELEASE

CONTACT:   David J. O'Connor, President and CEO
           (860) 253-5200

              NEW ENGLAND BANCSHARES, INC. REPORTS EARNINGS FOR THE
                      QUARTER AND YEAR ENDED MARCH 31, 2003

ENFIELD,  CT, May 28, 2003--New England  Bancshares,  Inc. (the "Company") (OTC:
NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank") reported net income for the quarter ended March 31, 2003 of $106,000, compared to $225,000 for the same quarter a year ago. Net income for the twelve months ended March 31, 2003 was $708,000, compared to $656,000 for the twelve months ended March 31, 2002, an increase of $52,000.

Commenting on the quarterly results, David J. O'Connor, President and Chief Executive Officer stated that the decrease in net income for the quarter ended March 31, 2003 compared to the same period in 2002 was due to an increase in operating expenses related to the opening of two branch offices in 2002 and the staff additions to support them, and the development and conversion to a new core processing system. However, net interest income improved significantly for the same period due to an increase in earnings assets.

Earnings per share for the quarter ended March 31, 2003 amounted to $0.05. Because NEBS issued shares in June 2002, per share earnings are not applicable for prior comparative periods and therefore are not presented.

Net interest income for the fourth quarter increased by $178,000 to $1,257,000 compared to $1,079,000 for the fourth quarter 2002. On a year-to-date basis, net interest income for the year ended March 31, 2003 increased $1,043,000 or 26.31% to $5,008,000 from $3,965,000 reported for the same period in 2002.

At March 31, 2003, total assets were $161.2 million, an increase of $24.8 million or 18% from a year ago. Net loans outstanding increased $13.1 million, or 16%, to $93.6 million compared to $80.5 million a year ago. Total deposits were $129.0 million at March 31, 2003, an increase of $14.0 million over March 31, 2002. Total borrowings from the Federal Home Loan Bank of Boston increased $2.0 million. Shareholders' equity increased $8.8 million, primarily due to the $7.7 million in net proceeds from the initial stock offering in June 2002.

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New England Bancshares, Inc.                                         Page 2 of 2


Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings with six banking centers servicing the communities of Enfield, Manchester, Suffield, and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.

                               STATISTICAL SUMMARY
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



PERIOD ENDING MARCH 31,                THREE MONTHS            YEAR-TO-DATE
-----------------------          ----------------------  -----------------------
                                    2003         2002       2003        2002
                                 ---------    ---------  ---------   -----------

Net interest income                $1,257       $  1,079   $5,008      $3,965
Provision for loan losses             $60            $94     $240        $200
Noninterest income                   $134           $153     $471        $432
Noninterest expenses               $1,187           $865   $4,225      $3,249
Net income                           $106           $225     $708        $656
Earnings per share                  $0.05            N/A      N/A         N/A
Average Shares outstanding      2,003,288            N/A      N/A         N/A


BALANCE SHEET DATA AT
MARCH 31,                          2003           2002
---------------------           ---------       --------
Total assets                    $161,184        $136,311
Total loans, net                 $93,581         $80,468
Loan loss reserve                 $1,008            $773
Total deposits                  $128,953        $114,998
Total equity                     $23,150         $14,352
Book value per share              $11.46             N/A

KEY RATIOS QUARTER ENDED
MARCH 31,
------------------------
Return on average assets           0.47%           0.52%
Return on average equity           3.40%           3.15%
Net interest margin                3.46%           3.38%

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